Exhibit 10.7

CONFIDENTIAL TREATMENT REQUESTED.
Confidential portions of this document have been redacted and have been separately filed with the Commission.

ECKHARDT TRADING COMPANY

ADVISORY AGREEMENT

This agreement (“Agreement”) is entered into this 21st day of December, 2010, by and between ECKHARDT TRADING COMPANY (“ETC”), an Illinois corporation, located at 1314 N. Dearborn Parkway, Carriage House, Chicago, IL 60610 and ADF Trading Company IX, LLC (“Client”).

1. CLIENT’S ACCOUNT. Client elects to participate in ETC’s Standard Plus (please designate Standard or Standard Plus); the level of trading, risk and advisory fees for the Client’s account (the “Account”) shall be based on the Account Size. As of the date of this Agreement, the Account Size shall be $***. The Account will be funded as follows:

A.   $*** will be deposited in client’s commodities trading account(s) (“the Trading Account”) at Newedge USA, LLC (the “Broker”).

B.   $*** will be “Committed Funds;” and/or

C.   $*** will be “Notional Equity”.

Not withstanding the foregoing, no amount of “Committed Funds” or “Notional Equity” shall be considered added to or withdrawn from “Account Size” until the appropriate notices have been received by ETC (see Section 5 below). Hereafter, Account Size shall be adjusted, from time to time, to reflect (a) all changes in the Account, including, without limitation, deposits, withdrawals, and trading profits and losses and, (b) subject to Section 5 below, such changes in Account Size as are requested by Client. All transactions with respect to the Account and/or Account Size (including changes in Account Size) shall be subject to this Agreement. If Client owns more than one commodity account which is managed by ETC, each such account shall be subject to this Agreement.

2. RECEIPT OF AND SOLE RELIANCE ON DISCLOSURE DOCUMENT. Client acknowledges that he has received, reviewed, read, and relied exclusively on, and understands ETC’s Disclosure Document dated November 1, 2010. (See also Section 4 below.) Client understands that no person has been authorized by ETC to make statements in addition to, or inconsistent with, those contained in such Disclosure Document.

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*** Confidential material redacted and filed separately with the Commission.

3. AUTHORIZATION TO ETC TO ENTER ORDERS FOR THE ACCOUNT. Client appoints ETC as his sole attorney-in-fact with respect to the Account to buy, sell or otherwise trade in commodities, commodity futures contracts, forward contracts, commodity options and all other foreign or domestic commodity interests, in all cases, regardless of whether a transaction occurs on or off an exchange, and to perform such other acts as are otherwise permitted herein. ETC shall have complete and exclusive discretionary authority to make decisions relative to all purchases and sales (including, without limitation, short sales and exchange for physical transactions) of commodities, commodity futures and/or options or other futures instruments, traded on margin or otherwise for Client’s account and risk, without prior consultation with Client and without prior notice to Client with respect to such trading decisions. By this Agreement, Client authorizes ETC to place and execute orders on its behalf either through the Broker or through such exchange floor brokers, give-up brokers, prime brokers, dealers, automated order routing systems and/or other executing entities or facilities selected by ETC in its sole and absolute discretion. Executed orders will be given up to the Broker. The Broker will be acting as the carrying broker and will carry these positions. ETC shall further have the authority, but not the obligation, to invest Account funds not currently employed in commodity trading in short-term interest-bearing obligations and to arrange on behalf of Client, borrowing from third parties on a short-term basis in the event that it is necessary for the Account to borrow money in connection with the delivery of any commodity interests for Client’s account.

4. ACKNOWLEDGMENT OF RISKS ASSOCIATED WITH COMMODITY TRADING. LACK OF GUARANTEE BY ETC. CONFLICTS OF INTEREST. INDEMNITY. Client is aware of the speculative nature and the high risks associated with commodity trading (which include the risk that Client may incur trading losses in excess of the capital contributed to the Account) as well as the risks and conflicts of interest described in the Disclosure Document. Client also acknowledges that no “safe” trading system has been devised, and that no one can guarantee profits or freedom from loss (including without limitation, total loss) in commodity trading. ETC, therefore, cannot and does not imply or guarantee that Client will make a profit and it is agreed that ETC will not be held responsible for trading losses in the Account. Further, it is agreed that in the absence of willful misconduct or gross negligence on ETC’s part, ETC shall not be liable for any act or omission in the course of or in connection with the rendering of its services hereunder, including without limitation, any losses incurred by Client as the result of a trading error. Client shall indemnify ETC, its principals, shareholders, officers, directors, employees, agents, associated persons and their affiliates for all liability incurred in the performance of the services required by this Agreement, provided that there has been no judicial determination that such liability was the result of gross negligence or willful misconduct on the part of ETC and further provided that any conduct of ETC which was the basis for such liability was done in the good faith belief that it was in the best interests of the Client. This indemnity shall survive the termination of this Agreement.

5. ADDITIONS TO AND WITHDRAWALS FROM THE ACCOUNT. INCREASE AND DECREASE IN ACCOUNT SIZE. Client may add to or withdraw from the Account, and/or increase or decrease Account Size, upon prior written notice to ETC to the extent consistent with margin requirements of the Broker and applicable contract markets, provided that the Client does not reduce the Account Size to less than $*** and provided, in the case of an increase to Account Size, ETC consents, which consent may be withheld in ETC’s sole discretion, to such increase. Client recognizes that the potential profitability of the Account depends upon long-term, uninterrupted investment of capital and that reduction of the Net Asset Value and/or Account Size could materially and adversely affect the potential profitability of the Account. Client further recognizes that ETC has complete discretion to terminate this Agreement pursuant to Section 10 below.

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*** Confidential material redacted and filed separately with the Commission.

6. FEES. In consideration of and in compensation for the services to be rendered by ETC under this Agreement, Client agrees that ETC will be paid the following fees:

(a) ETC will charge a monthly management fee of ***% of ***% of Account Equity (***% annually), calculated at the end of each month and payable as of the end of each calendar quarter, and on the day an account closes, whether or not trading has been profitable. Account Equity shall mean an account’s total assets less total liabilities, to be determined on the basis of generally accepted accounting principles, consistently applied, unless otherwise specified below. Account Equity will include the sum of all cash, U.S. Government obligations or other securities at market value, accrued interest receivable, and the current market value of all open commodity positions, as indicated by the settlement prices determined by the exchanges on which such positions are maintained and any other funds which the Client has stated is subject to ETC’s trading discretion but have not been deposited in the commodity trading account, e.g. Committed Funds or Notional Equity. No reduction shall be made for brokerage commissions and other charges which would be incurred upon liquidation of such open positions.

At the end of the first calendar quarter in which an account has traded, and after an account has instructed ETC to cease managing the account, the management fee shall be calculated pro rata based upon the number of days in the quarter that the account was managed by ETC. Deposits to or withdrawals from the account during a quarter are also charged management fees on a pro rata basis. Management fees are payable whether or not the account is profitable and will not be returned to the Client for any reason.

(b) ETC will receive a quarterly incentive fee of ***% of ’‘New Trading Profits”. New Trading Profits represents, in general, the excess of the cumulative “Gain/Loss from Commodity Trading”, less Management fees, over its highest past value of any prior quarterly period (i.e., its “new” trading profits). The “Gain/Loss from Commodity Trading” is the net realized gain/loss from closed and completed commodity transactions (after brokerage commissions and exchange and NFA fees) plus the increase/decrease in the value of the open positions at the end of each quarter (without reduction for commissions which would be incurred by closing such open positions).

If the client withdraws funds from the Account or reduces the Account Size on a date other than the end of a quarter, the incentive fee described above would be determined on the portion of the equity no longer under the management of ETC as if such date were the end of a quarter and, if applicable, “New Trading Profits” would be proportionately reduced for the purpose of determining subsequent “New Trading Profits”. If ETC has a loss carry forward when a portion of the equity is withdrawn, or when the Account Size is reduced, whether at quarter-end or on another date, such loss would be proportionately reduced for purposes of determining subsequent New Trading Profits.

Incentive fees which have been paid will not be returned in the event of subsequent losses. However, any account which has a decline in Account Equity as a result of trading losses (i.e., a decline in the cumulative Gain/Loss from Commodity Trading from its high) will not be required to pay an incentive fee until those losses are recovered.

Management fees and incentive fees, if any, shall be due and payable on the last business day of each calendar quarter. For purposes of this Agreement, the date upon which this Agreement is terminated shall be deemed the last day of both the month and calendar quarter in which such date occurs.

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*** Confidential material redacted and filed separately with the Commission.

ETC shall furnish Broker with a certificate setting forth the amount of management fees and incentive fees, if any, due hereunder. Upon submission of the certificate to the Broker, such Broker and ETC are authorized by Client to deduct these fees directly from the Client’s Account. Upon request, ETC shall furnish the Client with a copy of such certificate. The Client agrees to assure payment to ETC of applicable management and incentive fees within twenty (20) business days of the date such fees become due and payable.

7. LETTER OF COMMITMENT. In the event there is “Committed Capital”, Client agrees that it shall promptly provide ETC with a “Letter of Commitment”; such letter shall comply in form and content with applicable Commodity Futures Trading Commission (“CFTC”) regulations, pronouncements and interpretations thereof. Such letter shall be promptly updated each time there is a change in the Account Size which is not attributable to a transaction reflected on the Broker’s statements.

8. RESPONSIBILITIES OF THE BROKER. Client recognizes that ETC will transmit orders on Client’s behalf to the Broker and/or through such exchange floor brokers, give-up brokers, prime brokers, dealers, automated order routing systems and/or other executing entities or facilities selected by ETC in its sole and absolute discretion. ETC’s responsibilities with respect to any of Client’s transactions shall be fulfilled at the time that a complete order has been transmitted to the Broker or entered with any exchange floor brokers, give-up brokers, prime brokers, dealers, automated order routing systems and/or other executing entities or facilities. ETC shall not be responsible for any acts, omissions or errors of the Broker or any exchange floor brokers, give-up brokers, prime brokers, dealers, automated order routing systems and/or other executing entities or facilities in executing such orders. ETC is not required to and will not furnish Client with confirmations of transactions executed in the Account, monthly statements showing information concerning trading activities in the Account or other account statements customarily furnished by the Broker to its customers. Client will cause Broker to forward to ETC copies of all such confirmations, statements or reports sent by Broker to Client. Client understands that Broker, not ETC, will have full custody of Client’s funds and commodity market positions and that Client will be responsible for all brokerage commissions and ancillary expenses incurred in connection with the Account.

9. GIVE UP FEES. Client acknowledges that ETC’s use of exchange floor brokers, give-up brokers, prime brokers, dealers, automated order routing systems and/or other executing entities or facilities to execute trades for the Account may increase transaction costs charged to Client’s Account; Client agrees to pay such increased expenses and authorizes Broker to pay these amounts out of the Account. Client appoints ETC as his attorney-in-tact with respect to the Account to enter into agreements and other arrangements on behalf of Client with floor brokers, give-up brokers, prime brokers, dealers, automated order routing systems and/or other executing entities or facilities, as selected by ETC, and the Broker authorizing the execution of trades for the benefit of the Account and payment of expenses associated with such execution out of the Account; provided, however, that no such agreement shall require payments in excess of $*** per contract per side.

10. TERMS AND CONDITIONS FOR TERMINATION. This Agreement shall terminate upon written notice by one party to the other party. This Agreement shall also automatically terminate upon written notice to ETC of the death, legal disability, dissolution or bankruptcy of Client. Termination hereunder shall not affect any liability of either party hereunder (including liability for fees arising hereunder) from transactions initiated or events occurring prior to such termination.

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*** Confidential material redacted and filed separately with the Commission.

11. MANAGEMENT OF OTHER ACCOUNTS BY ETC; TRADING BY ETC FOR ITS OWN ACCOUNT(S). Client acknowledges that the services rendered hereunder are not exclusive and that ETC, its principals and its employees are and shall be free to trade for their own accounts, render similar services to others and to manage other client accounts (including public and private funds) and to use the same or other information, trading programs or formulae and trading strategies which it obtains, produces or utilizes in the performance of services for the Client. Client acknowledges that all trading for accounts other than the Account may increase the level of competition with respect to priorities of order entry and may restrict the ability of Client to obtain or maintain positions in commodity interests due to application of CFTC or exchange imposed speculative position limits and daily trading limits. Client acknowledges that ETC does, and reserves the right to, charge other customer accounts fees different from those charged the Account.

12. CLIENTS REPRESENTATIONS AND WARRANTIES. The Client hereby represents and warrants to ETC that:

(a) Client has the capacity and authority to enter into this Agreement. If Client is a corporation, partnership, trust, or other entity or association, Client further represents that it has the capacity and authority to purchase, sell, trade and own Commodity Interests as contemplated by this Agreement and the individual executing and delivering this Agreement for and on behalf of Client has the full power and authority to do so on behalf of Client and its stockholders, partners, or beneficiaries;

(b) this Agreement has been duly and validly authorised, executed and delivered by the Client and is a valid and binding agreement of it enforceable in accordance with its terms;

(c) Client’s entry into this Agreement will not breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would limit or materially affect the performance of its duties under this Agreement;

(d) It shall not allow any assets of the Client to constitute “plan assets” for purposes of the U.S. Employee Retirement Income Act of 1974, as amended, or Section 4975 of the U.S. Internal Revenue Code of 1986, as amended; and

(e) The information provided in Addendum I to this Agreement (Customer Information Sheet) does not contain any untrue statements of material facts and does not omit to state a material fact which is necessary to make the statements therein not misleading.

The above representation and warranties shall be continuing during the term of this Agreement and if at any time any event has occurred which would make or tend to make any of the foregoing not true, complete and not misleading, Client shall promptly notify ETC of each such change in circumstances.

13. CONFIDENTIALITY. Client acknowledges that the trading method employed by ETC is proprietary and that trading recommendations and positions provided hereunder by ETC is for the exclusive use of Client. Client agrees not to disclose any of ETC’s trades to any third party without ETC’s prior written consent. Client agrees to treat all such communication related to the Account as confidential.

14. ASSIGNMENT. This Agreement shall not be assignable by Client without the written consent of ETC or by ETC without notice to Client and shall be binding upon the parties hereto, their heirs, respective legal representatives and successors.

15. GOVERNING LAW. This Agreement and all transactions subject to this Agreement shall be subject to the Commodity Exchange Act, as amended (the “Act”); the rules, regulations and orders promulgated under the Act by the CFTC; and the rules and bylaws of the National Futures Association. This Agreement shall be governed by the laws of the State of Illinois applicable to the construction and enforcement of contracts made in that state without giving effect to principles of conflicts of laws. If any provision is found unenforceable, then this Agreement shall be enforced and construed as if that invalid portion did not appear.

16. SECTION HEADINGS. The section headings in this Agreement are for convenience of reference only and shall not be deemed to interpret or modify the provisions of this Agreement.

17. ENTIRE AGREEMENT. This Agreement contains the entire understanding between ETC and Client with respect to commodity advisory matters; are intended to be a complete and exclusive expression of this Agreement; and supersede all other agreements or understandings of the parties with respect to commodity advisory matters. This Agreement may not be amended, altered or modified except by written agreement signed by both parties.

18. NO WAIVER. No waiver of any provision of this Agreement shall be deemed a waiver of any other provision, or a continuing waiver of the provision or provisions so waived.

19. NOTICES. Any notice required to be given shall be in writing and sent by certified or registered mail, return receipt requested, or by courier to Eckhardt Trading Company, 1314 North Dearborn Parkway, Carriage House, Chicago, IL 60610 and to Client at the address set forth below. Either party may change its address by giving notice in writing to the other party stating its new address. Commencing on the tenth day after the giving of such notice, such newly designated address shall be the party’s address for purposes of this Agreement. Notice shall be deemed given upon delivery.

20. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures on this Agreement may be communicated by facsimile transmission and shall be binding upon the parties so transmitting their signatures. Counterparts with original signatures shall be provided to the other parties f(>llowing the applicable facsimile transmission; provided that the failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date set forth below.

December 22 ,2010

Clients Address:

4200 Northside Parkway

Building 11, Suite 200

Atlanta, GA 30327

Client’s Signature (Individual)

Client (Partnership or Corporation)

By: /s/ Adam Langley

Title: Chief Compliance Officer

(Please type or print name and title)

ECKHARDT TRADING COMPANY

By: /s/ John D. Formengo

John D. Formengo, President

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